Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE
Bryan R McKeag
Executive Vice President
Chief Financial Officer
Heartland Financial USA, Inc.
(563) 589-1994
BMcKeag@htlf.com

Laura J. Hughes
Executive Vice President
Chief Marketing Officer
(563) 589-2148
LHughes@htlf.com

HEARTLAND FINANCIAL USA, INC. COMPLETES
ACQUISITION OF AIMBANK IN TEXAS

Combination of FirstBank & Trust and AimBank Creates Heartland’s Largest Community Bank
and Significantly Expands Heartland’s Presence in West Texas

Dubuque, Iowa, and Levelland, Texas, December 7, 2020 —Heartland Financial USA, Inc. (“Heartland”) (NASDAQ: HTLF) announced today the completion of its acquisition of AimBank, the wholly-owned subsidiary of holding company AIM Bancshares, Inc. (“AIM”), headquartered in Levelland, Texas, at the close of business on December 4, 2020.

AIM first merged into AimBank, and immediately thereafter, AimBank merged with and into FirstBank & Trust, Heartland’s wholly-owned subsidiary headquartered in Lubbock, Texas. The combined bank will operate under the name FirstBank & Trust.

AimBank is a full-service community bank with approximately $1.85 billion in total assets, $1.12 billion in total net loans outstanding and $1.60 billion in total deposits as of September 30, 2020. The bank serves Lubbock, Midland-Odessa, Amarillo, Abilene and other surrounding West Texas communities from 19 full-service banking centers. AimBank also has six full service banking centers in Northeastern New Mexico.

“We are excited to expand our presence in Texas and New Mexico,” said Lynn B. Fuller, Executive Operating Chairman of Heartland. “AimBank brings a strong team of experienced bankers, focused on providing exceptional customer service, which will expand and continue our success in the market.”

The AimBank shareholders will receive approximately 5,185,000 shares of Heartland common stock and approximately $47.3 million in cash, subject to certain “hold-back” provisions of the merger agreement relating to the cash consideration.

After completing the acquisition of AimBank and the previously announced acquisition of Johnson Bank’s four Arizona branches, which also closed on December 4, 2020, Heartland has total assets of almost $18 billion with more than 140 full-service banking locations operating in 12 states.

Bruce K. Lee, Heartland’s President and Chief Executive Officer, added, “We are excited to welcome the customers and employees of AimBank. This combination brings together two strong community banks with similar cultures, builds further scale for Heartland in Texas and New Mexico, and will create additional value for our shareholders.”

Advisors:
In connection with the transaction, Panoramic Capital Advisors, Inc. served as financial advisor to Heartland and Dorsey & Whitney LLP served as Heartland’s legal counsel. Hillworth Bank Partners served as financial advisor and issued a fairness opinion to AIM and Fenimore, Kay, Harrison, & Ford, LLP served as AIM’s legal counsel.

About Heartland Financial USA, Inc.
Heartland is a diversified financial services holding company with assets of approximately $15.6 billion as of September 30, 2020. Heartland provides banking, mortgage, private client, investment, treasury management, card services, insurance and consumer finance services to individuals and businesses. As of September 30, 2020, Heartland had 113 banking locations serving 82 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Kansas, Missouri, Texas and California. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

About FirstBank & Trust
FirstBank & Trust (“FB&T”), a wholly-owned subsidiary of Heartland, is a community bank Headquartered in Lubbock, Texas, with assets of $1.3 billion as of September 30, 2020. FB&T operates seven banking locations serving the cities of Lubbock, Snyder, Colorado City, Tahoka, and surrounding communities. FB&T specializes in business lending and deposit services, and provides mortgage, private client, investment, treasury management, and card services to individuals and businesses in West Texas. FB&T was founded in 1996. Additional information about FB&T is available at www.FirstBankTexas.com. FB&T is a member of the FDIC and an Equal Housing Lender.

Forward-Looking Statements
This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the merger of AIM with and into Heartland. These forward-looking statements include statements about the benefits of the merger, including anticipated future results, cost savings and accretion to reported earnings. Risks relating to the merger include the following: the COVID-19 pandemic and measures intended to prevent the spread of COVID-19 may adversely affect the banking activities and results of operations of the business formerly conducted by AimBank; the business operations of FB&T and AimBank may not be combined successfully, or such combination may take longer than expected; the cost savings from the merger may be less than anticipated; credit and interest rate risks of AimBank’s former business may be greater than anticipated; and various difficulties associated with achieving the anticipated future financial results of the bank resulting from the merger of FB&T and AimBank may occur.

In addition, this release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland's and AIM’s financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland's and AIM’s management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors in Heartland's Annual Report on Form 10-K filed with the Securities and Exchange Commission, contained, among others: (i) the continuation of the COVID-19 pandemic and the measures intended to curtail the spread of COVID-19; (ii) the strength of the local and national economy; (iii) the economic impact of past and any future terrorist threats and attacks and any acts of war; (iv) changes in state and federal laws, regulations and governmental policies as they impact the company's general business; (v) changes in interest rates and prepayment rates of the company's assets; (vi) increased competition in the financial services sector and the inability to attract new clients; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) the potential impact of acquisitions and Heartland's ability to successfully integrate acquired banks; (ix) the loss of key executives or employees; (x) changes in consumer spending; (xi) unexpected outcomes of existing or new litigation involving the company; and (xii) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.

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